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                                                                   EXHIBIT 12(d)
                           BANK OF BOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Including Interest on Deposits)

  The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the five years ended December 31, 1994 were as follows:

                                                                     Years Ended December 31,
                                                  -------------------------------------------------------------------
(Dollars in thousands)
                                                          1994         1993         1992          1991          1990
                                                          ----         ----         ----          ----          ----
       Net income (loss)                           $  435,362    $  299,026   $  278,881    $ (113,155)   $ (468,248)
       Extraordinary items, net of tax                  6,535                    (72,968)       (7,758)      (43,649)
       Cumulative effect of changes
          in accounting principles, net of tax                      (24,203)
       Income tax expense (benefit)                   349,414       214,683      152,781       (57,990)        2,579
                                                   ----------    ----------   ----------    ----------    ----------
            Pretax earnings (loss)                 $  791,311    $  489,506   $  358,694    $ (178,903)   $ (509,318)
                                                   ==========    ==========   ==========    ==========    ==========
       Fixed charges:
            Portion of rental expense
            (net of sublease
            rental income) which
            approximates the
            interest factor                        $   26,713    $   27,063   $   28,159    $   30,370    $   38,747
       Interest on borrowed funds                     997,601       377,874      344,908       361,510       592,028
       Interest  on deposits                        1,148,611     1,015,956    1,406,742     1,808,436     2,420,296
                                                   ----------    ----------   ----------    ----------    ----------
                 Total fixed charges                2,172,925     1,420,893    1,779,809     2,200,316     3,051,071

       Preferred stock dividend
         requirements                                  67,053        61,377       33,186        13,255        13,748
                                                   ----------    ----------   ----------    ----------    ----------
       Total combined fixed charges
         and preferred stock dividend
         requirements                              $2,239,978    $1,482,270   $1,812,995    $2,213,571    $3,064,819
                                                   ==========    ==========   ==========    ==========    ==========
       Earnings (for ratio calculation)
         (Pretax earnings (loss)
         plus total fixed charges)                 $2,964,236    $1,910,399   $2,138,503    $2,021,413    $2,541,753
                                                   ==========    ==========   ==========    ==========    ==========
       Ratio of earnings to combined
         fixed charges and preferred
         stock dividend requirements                     1.32          1.29         1.18           .91           .83
                                                         ====          ====         ====           ===           ===

  For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements, "earnings" represent income
  (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years. Ratios for the periods presented reflect the reclassification of Brazilian translation gains and losses, more fully discussed in Note 25 to the Financial Statements contained in the Corporation's 1994 Annual Report to Stockholders.